Exhibit 2.6

EXECUTION VERSION

PATENT, KNOW-HOW, AND TRADE SECRET LICENSE AGREEMENT

This Patent, Know-How, and Trade Secret License Agreement (the “Agreement”) made and entered into as of this 31st day of October 2016 (the “Effective Date”), by and between ALCOA INC., a corporation organized under the laws of Pennsylvania (“Licensor”) and ALCOA USA CORP., a corporation organized under the laws of Delaware (“Licensee”).

WHEREAS, Alcoa Upstream Corporation, the parent of Licensee, and Alcoa Inc. have entered into a Separation and Distribution Agreement having an effective date of November 1, 2016 (“Separation and Distribution Agreement”); unless specifically defined in this Agreement, any capitalized term in this Agreement shall have the meaning set forth in the Separation and Distribution Agreement.

WHEREAS, Licensor’s and Licensee’s businesses formerly operated as business units of Alcoa Inc.;

WHEREAS, as part of the Separation and Distribution Agreement, Licensor and Licensee are now two separate publicly traded companies;

WHEREAS, Licensee wishes to license from Licensor the right to use Licensor’s Technology as hereinafter defined below;

NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Licensor and Licensee agree as follows:

Article 1. Definitions. As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1 “Affiliate” shall have the meaning ascribed to it in the Separation and Distribution Agreement and shall, include without limitation, any subsidiary, or any joint venture in which Licensee participates as a joint venturer, and will include any current or future Affiliate.

1.2 “Change of Control” shall have the meaning ascribed to it in the Separation and Distribution Agreement.

1.3 “Confidential Information” means all materials, trade secrets, or other Intellectual Property and information, including, without limitation, proprietary information and materials (whether or not patentable) regarding the Technology which is disclosed at any time by Licensor to Licensee under this Agreement, including without limitation the Know-How and Trade Secrets.

1.4 “Improvement” means non-de-minimis improvements made to a Technology.

1.5 “Intellectual Property” means all works, including literary works, pictorial, graphic and sculptural works, architectural works, works of visual art, and any other work that may be the subject matter of copyright protection; advertising and marketing concepts; trademarks; information; data; formulas; designs; models; drawings; computer programs; including all documentation, related listings, design specifications, and flowcharts, trade secrets, and any inventions including all business processes, manufactures and compositions of matter and any other invention that may be the subject matter of patent protection; and all statutory protection obtained or obtainable thereon.

1.6 “Know-How and Trade Secrets” means proprietary know-how and trade secrets relating to the Licensed Products including, without limitation, the “R Nos.” set forth in Schedule 4 and “C Alloys” set forth in Schedule 5.

1.7 “Licensed Products” shall mean: (i) IDS and IDDA Products (as defined in Schedule 1), (ii) NEWT Processes and Products (as defined in Schedule 2), and (iii) Miscellaneous Products (as defined in Schedule 3).

1.8 “Licensor Patent Rights” means the patent applications (including provisional patent applications and PCT patent applications), patents and invention reports listed on Schedule 4 hereto, as well as the inventions described therein, all foreign equivalents (unless otherwise limited by the scope of the applicable license grant), divisional applications and continuation applications, or continuations-in-part applications of such patent applications, all patents issuing from such applications, divisional applications and continuation applications, or continuations-in-part applications, and any reexamination or reissue patents of any such patents.

1.9 “Technology” means, with respect to Licensed Products, the Licensor Patent Rights and the Know-How and Trade Secrets.

1. 10 “Valid Claim” means a claim of any unexpired patent which shall not have been withdrawn or canceled, nor held invalid by a court of competent jurisdiction in an unappealed decision.

Article 2. Grant of Rights.

2.1 License Grants. Subject to the terms and conditions of this Agreement and to the restrictions and four (4) year duration set forth in Section 5.7 of the Separation and Distribution Agreement, Licensor hereby grants to Licensee and Licensee’s Affiliates and Licensee hereby accepts on behalf of itself and its Affiliates the licenses for the Licensed Products as described in Schedules 1, 2, 3, and 5. In addition to the other licenses set forth herein, for the sole purpose of enabling Licensee to perform its obligations as the licensor pursuant to that Technology License Agreement for Rolling Mill made by and between Alcoa Inc. and Saudi Arabian Mining Co. (“Ma’aden”) and dated December 20, 2009 (such agreement has been or will be assigned to Licensee), Licensor grants to Licensee a non-exclusive, fully paid-up, royalty-free license for all purposes necessary for Licensee to perform its obligations under those agreements with respect to Technology licensed pursuant to the those agreements as of the Effective Date. To the extent that sublicensing is permitted in the foregoing license grants, Licensee shall be liable to Licensor for any breaches of this Agreement by any permitted sublicensees. In the event that an Affiliate ceases to have the status of an Affiliate (whether as a result of a divestiture or otherwise), the successor in interest to such Affiliate may retain licenses granted to the prior Affiliate to the extent that such licenses pertained to facilities in existence prior to the change in Affiliate status, with no unilateral ability for such successor in interest to expand the scope of a license to any additional facilities, new or existing. Any such successor in interest will be bound by the terms of this Agreement.

2.2 Improvements. There is no requirement by either party to share or disclose to the other party Improvements that a party makes to the Technology in connection with the Licensed Products. Licensee shall have the right during the term of this Agreement and always subject to the terms herein, including, without limitation, the terms of Article 7, to modify, improve and otherwise create derivative works of the Technology applicable to Miscellaneous Products. For the purpose of this Agreement any such Licensee modification, improvement or creation of derivative work using the Technology shall be considered an Improvement.

Article 3. Maintenance and Support. Licensee is solely responsible for providing all maintenance and support to its customers of the Licensed Products. Licensor has, and shall have, no obligation to provide any maintenance or support to Licensee or any of Licensee’s customers with respect to any Technology and/or Licensed Products.

Article 4. Patent Prosecution. The filing, prosecution, and maintenance of all Licensor Patent Rights shall be the primary responsibility of Licensor. In the event that Licensor elects to abandon any Licensor Patent Rights applicable to the Licensed Products, Licensor shall notify Licensee in writing and shall assign such Licensor Patent Rights to Licensee upon request without further consideration.

Article 5. [Reserved].

Article 6. Confidential Information.

6.1 Treatment of Confidential Information. Licensee shall maintain the Confidential Information in confidence, using appropriate access control and physical security measures (including without limitation a “vault” system as currently utilized by Alcoa Inc.) to safeguard the confidentiality thereof and shall not disclose, divulge or otherwise communicate such Confidential Information to others, except to exploit the Confidential Information for its own internal use, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, and hereby agrees to exercise commercially reasonable precautions to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants, subcontractors, sublicensees, or agents. Prior to disclosure of Confidential Information to Licensee’s directors, officers, employees, consultants, subcontractors, sublicensees, or agents, Licensee will enter into written agreements with such parties that contain restrictions on the disclosure of confidential information that are at least as restrictive as the terms and conditions of this Agreement. With respect to Know-How and Trade Secrets, the obligations of confidentiality and nondisclosure imposed on the Licensee by this Agreement shall continue until the occurrence of one of the conditions set forth in Section 6.2. With respect to other forms of Confidential Information, the obligations of confidentiality and nondisclosure imposed on the Licensee by this Agreement shall extend for the longer of (a) two (2) years from the date of termination of this Agreement or (b) until the occurrence of one of the conditions set forth in Section 6.2. Licensor and Licensee also agree to maintain the terms and conditions of the Agreement in confidence in accordance with this Section 6.1 for so long as this Agreement remains in full force and effect.

6.2 Release of Obligations. The obligations of Licensee, and of its Affiliates’ directors, officers, employees and agents, with respect to any Confidential Information disclosed thereto by Licensor pursuant to this Agreement shall cease if Licensee can establish to the satisfaction of Licensor or, failing agreement by Licensor, of a court of competent jurisdiction (provided it is a court of last resort, the Parties have agreed to abandon all appeals or the time for filing an appeal has expired) that the Confidential Information (a) was legally known to or in the possession of Licensee, without obligation of confidentiality or non-use, at the time of disclosure to Licensee by Licensor; (b) legally is or has become part of the public domain through no fault of Licensee; (c) has been disclosed to Licensee by a third party on a non-confidential basis and without breaching any contractual, confidential or fiduciary obligation to Licensor or any law; or (d) is required to be disclosed pursuant to law or valid court order, provided that Licensee promptly notifies Licensor of such required disclosure and reasonably cooperates in any action by Licensor to limit the scope of the required disclosure. A general disclosure in the public domain, or possession by Licensee of general information, will not cause more specific (but related) information to be excluded as Confidential Information under one of the above exceptions; similarly, a combination of several pieces of information, where each piece of information individually is in the public domain or in the possession of Licensee, will not operate to exempt the combination as Confidential Information unless the combination itself is in the public domain.

6.3 Ownership and Return of Confidential Information. All Confidential Information disclosed pursuant to this Agreement, together with all copies, reproductions, summaries, evaluations, analyses, notes, reports or other records created by Licensee in respect of the Confidential Information and all other information, know-how, data and materials generated by the use of the Confidential Information shall be treated as Confidential Information of Licensor, shall be the sole and exclusive property of Licensor and shall be returned to Licensor by Licensee forthwith upon written request. Notwithstanding the above, one copy of such material may be retained in the legal files of Licensee solely for compliance purposes.

Article 7. Acknowledgement and Obligations.

7.1 Ownership. Licensor will retain and own all right, title, and interest in and to the Licensor Patent Rights Know-How and Trade Secrets, including, for the avoidance of doubt, any Improvements made by Licensor. Licensee acknowledges the validity and ownership by Licensor of the Technology. This Agreement shall in no way be construed to grant Licensee any ownership rights in any of the Technology.

7.2 Third Party Infringement. Licensee shall promptly report in writing to Licensor during the term of this Agreement any: (a) known infringement or suspected infringement of any of the Licensor Patent Rights; or (b) unauthorized use or misappropriation of the Know-How and Trade Secrets by a third party of which it becomes aware, and shall provide Licensor with all available evidence supporting the infringement, suspected infringement or unauthorized use or misappropriation. Licensor shall have the sole and exclusive right to bring an infringement action or proceeding against any infringing third party, and, in the event that Licensor brings such an action or proceeding, Licensee shall cooperate and provide full information and reasonable assistance to Licensor and its counsel, at Licensor’s expense, in connection with any such action or proceeding.

Article 8. Representations and Warranties, Limitations of Liability and Disclaimers.

8.1 Mutual Representations. Each party hereto represents and warrants to the other that: (a) it has the full right and power to enter into and fully perform this Agreement in accordance with its terms; (b) this Agreement constitutes a legal, valid and binding agreement of such party, enforceable against such party in accordance with its terms; (c) it will comply with all applicable laws and regulations in the exercise and performance of its rights and obligations under this Agreement; and (d) its execution, delivery and performance of this Agreement throughout its duration: (i) does not require consent from any third party; (ii) will not violate (with the lapse of time or giving of notice or both) rights granted by such party to any third party or violate or otherwise interfere with the provisions of any agreement to which such party is a party or otherwise bound; (iii) will not preclude such party from complying with the provisions hereof; and (iv) will not violate any applicable law or regulation or judicial order.

8.2 No Warranty. Licensor, by this Agreement, makes no warranties or guarantees, either express or implied, arising by law or otherwise with regard to the Technology, the Licensor Patent Rights, the Know-How and Trade Secrets or Licensed Products. In particular, Licensor assumes no obligation and makes no representations or warranties hereunder, express or implied, in law or in fact, with respect to the utility, quality or characteristics of the Technology or any use or embodiment thereof or with respect to the use of any Licensed Product or method within the Licensor Patent Rights, or with respect to whether such Licensed Products or methods or any embodiments or modifications thereof would be in compliance with any federal, state or local laws, regulations, standards or criteria with respect to any claim which may arise in connection with the sale or use of Licensed Products pursuant to this Agreement, or with respect to the practice of any methods within the Licensor Patent Rights. LICENSOR SPECIFICALLY DISCLAIMS, AND WILL HAVE NO OBLIGATION OR LIABILITY FROM THIS AGREEMENT WITH REGARD TO THE LICENSOR PATENT RIGHTS, KNOW-HOW OR LICENSED PRODUCTS FOR ANY (1) IMPLIED WARRANTY OF MERCHANTABILITY; (2) IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (3) IMPLIED WARRANTY OF NONINFRINGEMENT; AND (4) IMPLIED WARRANTY OF ANY OTHER TYPE.

8.3 LIMITATION OF LIABILITY. TO THE MAXIMUM EXTENT PERMITTED BY LAW, LICENSOR DISCLAIMS AND SHALL HAVE NO OBLIGATION OR LIABILITY TO LICENSEE FOR ANY TYPE OF INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF ANY BREACH OF WARRANTY OR OTHERWISE UNDER THIS AGREEMENT (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE OR BREACH OF STATUTORY DUTY) OR OTHERWISE) EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER ARISING UNDER THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE.

Article 9. Indemnification.

9.1 Indemnification by Licensee. Licensee will indemnify and hold Licensor harmless from and against any and all claims, damages, liabilities, losses, costs and expenses, including, without limitation, legal expenses and reasonable counsel fees, arising out of or incidental to or in any way resulting from: (a) Licensee’s commercialization, and any customer’s use, of Licensed Products; (b) Licensee’s unauthorized use and/or commercialization of the Technology and Licensed Products, and (c) any personal injury, death or property damage that arises out of or relates to the sale of Licensed Products.

9.2 Indemnification Procedure. After receipt by Licensor of a notice of commencement of any action involving the subject matter of the foregoing indemnity provisions under Section 9.1, Licensor will promptly notify Licensee of the commencement thereof. Failure by Licensor to so notify Licensee of any such claim shall not relieve Licensee of any such duty so to indemnify. Upon proper notification, Licensee shall have the right, but not the obligation, to control the defense of Licensor against any such third-party claims, utilizing counsel chosen in Licensee’s discretion, provided that Licensor may participate in any such defense, at its own expense, by separate counsel of its choice, and further provided that any such participation shall not limit Licensee’s right to control such defense. Notwithstanding anything contained in the foregoing sentence to the contrary, Licensee (a) shall not be entitled to have sole control over any third party claim that seeks an order, injunction or other equitable relief against Licensor; or any action that is the subject of such third party indemnification claim in which both Licensee and Licensor are named as parties and either Licensor or Licensee determines with advice of counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the other party or that a conflict of interest between such parties may exist in respect of such action, and (b) shall obtain the prior written approval of Licensor before ceasing to defend against any third party indemnification claim or entering into any settlement, adjustment or compromise of such claim involving injunctive or similar equitable relief being asserted against Licensor. Licensor shall cooperate with Licensee in the provision of any such defense by providing to Licensee all such information, assistance and authority as may reasonably be requested by Licensee.

Article 10. Term and Termination.

10.1 Term. This Agreement shall commence upon the Effective Date and continue until terminated as set forth in this Article 10.

10.2 Termination for Breach. Licensor and Licensee will be entitled to terminate this Agreement by written notice to the other party in the event the other party is in breach of any of its obligations hereunder and shall fail to remedy any such default within sixty (60) days after notice thereof by the non-breaching party.

10.3 Termination for Patent Expiration. The licenses granted under this Agreement shall terminate with respect to the Licensor Patent Rights upon the expiration of the last issued patent of the Licensor Patent Rights. The licenses granted under this Agreement with respect to Know-How and Trade Secrets shall continue notwithstanding the expiration of the Licensor Patent Rights.

10.4 [Reserved]

10.5 Survival of Obligations; Return of Confidential Information. Notwithstanding any expiration or termination of this Agreement, Articles 1, 5, 6, 7, 8, 9, this Section 10.5 and Article 11 shall survive and continue to be enforceable as set forth herein. No termination of this Agreement, in whole or in part, shall affect Licensor’s rights to reports and examination of Licensee’s books until all required reports have been made. Upon any expiration or termination of this Agreement, Licensee shall promptly return to Licensor all Confidential Information, and all copies thereof.

Article 11. Miscellaneous.

11.1 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to its conflicts of law principles.

11.2 Jurisdiction and Venue. Each of the parties (a) submits to the exclusive jurisdiction of any state or federal court sitting in the State of New York, county of New York for any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party agrees that a final judgment in any action or proceeding so brought will be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

11.3 Waiver. The waiver by any party of a breach or a default of any provision of this Agreement by any other party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of a party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such party.

11.4 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

11.5 Notices. Any notice or other communication under this Agreement shall be effective when delivered in person or, if mailed, when deposited in the mail by registered or certified mail, return receipt requested or, if transmitted by facsimile, when faxed by means confirming receipt, addressed to the other party as follows:

If to Licensor:	If to Licensee:

Arconic Inc.	Alcoa USA Corp.
201 Isabella Street	201 Isabella Street
Pittsburgh, PA 15212	Pittsburgh, PA 15212
Attn.: General Counsel	Attn.: General Counsel

11.6 No Agency. Nothing herein shall be deemed to constitute Licensor, on the one hand, or Licensee, on the other hand, as the agent or representative of the other, or as joint venturers or partners for any purpose. Neither Licensor, on the one hand, nor Licensee, on the other hand, shall be responsible for the acts or omissions of the other. No party will have authority to speak for, represent or obligate the other party in any way without prior written authority from such other party.

11.7 Entire Agreement. This Agreement contains the full understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings and writings relating thereto. No waiver, alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed by the parties.

11.8 Headings. The headings contained in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

11.9 Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected and the invalid provision shall be severed herefrom.

11.10 Assignment. Subject to Section 2.1, this Agreement may not be assigned by Licensee without the consent of Licensor which consent shall not be unreasonably withheld. Notwithstanding the foregoing, no such consent of Licensor is required under this Agreement in the event of a Change of Control of Licensee. Change of Control of Licensee is subject to the requirements of Section 10.3 of the Separation and Distribution Agreement.

11.11 Export Control and Requirements. Licensee agrees to comply with all applicable U.S. export control laws and regulations, specifically including, but not limited to, the requirements of the Arms Export Control Act, 22 U.S.C. 2751-2794, including the International Traffic in Arms Regulation (ITAR), 22 C.F.R. 120 et seq.; and the Export Administration Act, 50 U.S.C. 2401-2420, including the Export Administration Regulations, 15 C.F.R. 730-774; including the requirement for obtaining any export license or agreement, if applicable. Without limiting the foregoing, Licensee agrees that it will not transfer or disclose any information it receives from Licensor that constitutes an export controlled item, data, or service to foreign persons employed by or associated with, or under contract to Licensee or Licensee’s suppliers, without the authority of an export license, agreement, or applicable exemption or exception. Licensee shall immediately notify Licensor if it is, or becomes, listed in any Denied Parties List or if Licensee’s export privileges are otherwise denied, suspended or revoked in whole or in part by any U.S. Government entity or agency. Licensee, whether U.S. or foreign, engaged in the business of brokering, exporting or manufacturing (whether exporting or not) defense articles or furnishing defense services, or related technical data as defined on the United States Munitions List 22 C.F.R. Part 121, represents that it is registered with the Office of Defense Trade Controls as required by the ITAR.

11.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of such together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Licensee has caused this Agreement to be executed in its name by its properly and duly authorized officer or representative and Licensor has executed this Agreement as of the date first above written.

ALCOA INC.		ALCOA USA CORP.

By:	/s/ Max Laun	By:	/s/ John Kenna
	(Signature)		(Signature)

Name:	Max Laun	Name:	John Kenna
	(Printed)		(Printed)

Title:	Vice President & General Counsel	Title:	Vice President - Tax

[Signature Page to Arconic Inc. to Alcoa USA

Corp. License Agreement]

SCHEDULE 1

IDS AND IDDA PRODUCTS

“IDS and IDDA Products” shall mean certain proprietary in-duct scrubber and Improved Dilute Dual Alkaline (“IDDA”) products embodying the IDS and IDDA Technology as set forth in Schedule 4.

The license grant with respect to Technology pertaining to the IDS and IDDA Products is a worldwide, non-exclusive, and royalty-free right and license (with no right to sublicense) to make and have made, to use and have used, to export and have exported, and to import and have imported the IDS and IDDA Products and to practice and use the Technology applicable to the IDS and IDDA Products, as necessary to install the IDS and IDDA Products at any current or future Licensee facility, including any joint ventures of which Licensee becomes a part.

At Licensee’s request, if Licensee requires construction, start-up or ongoing maintenance assistance at a new or existing Licensee site (including a joint venture site), Licensee and Licensor will use commercially reasonable efforts to enter into a commercial, arm’s-length agreement for Licensor to provide these services to Licensee. Licensee and Licensor will act in good faith in negotiating such an agreement and the agreement will provide (in addition to other terms and conditions normal for a contract of such type): (a) that the fee payable by Licensee to Licensor for the services will be at Licensor’s cost plus a reasonable margin; and (b) Licensor will ensure that appropriate resources are available to assist in the provision of any such services per the commercial agreement.

Licensor will provide Licensee with access to complete design, engineering and electrical drawings along with test data files with respect to the IDS and IDDA Technology generated prior to the Effective Date. All such drawings and data will be considered “Confidential Information” within the meaning of this Agreement.

SCHEDULE 2

NEWT PROCESSES AND PRODUCTS

“NEWT Processes and Products” shall mean certain proprietary natural engineered wastewater treatment processes and products embodying the NEWT Technology as set forth in Schedule 4.

The license grant with respect to Technology pertaining to NEWT Processes and Products is a worldwide, non-exclusive, and royalty-free right and license (with no right to sublicense) to make and have made, to use and have used, to export and have exported, and to import and have imported NEWT Processes and Products and to practice and use the Technology applicable to NEWT Processes and Products, as necessary to install the NEWT Products at any current or future Licensee facility, including any joint ventures of which Licensee becomes a part.

At Licensee’s request, if Licensee requires construction, start-up or ongoing maintenance assistance at a new or existing Licensee site (including a joint venture site), Licensee and Licensor will use commercially reasonable efforts to enter into a commercial, arm’s-length agreement for Licensor to provide these services to Licensee. Licensee and Licensor will act in good faith in negotiating such an agreement and the agreement will provide (in addition to other terms and conditions normal for a contract of such type): (a) that the fee payable by Licensee to Licensor for the services will be at Licensor’s cost plus a reasonable margin; and (b) Licensor will ensure that appropriate resources are available to assist in the provision of any such services per the commercial agreement.

Licensor will provide Licensee with access to complete design, engineering and electrical drawings along with test data files with respect to the NEWT Technology generated prior to the Effective Date. All such drawings and data will be considered “Confidential Information” for the purposes of this Agreement.

Licensor may purchase bauxite residue from Licensee at cost for non-Licensee projects.

SCHEDULE 3:

MISCELLANEOUS PRODUCTS

“Miscellaneous Products” means products made using miscellaneous proprietary methods and/or processes, including but not limited to R nos. set forth in Schedule 4 and any and all material, product, service, procedure, or kit (including work-in process) whose manufacture, use, or sale practices any Valid Claim or pending claim within the Licensor Patent Rights or is based on or otherwise uses any of the Technology, including without limitation, any product made using the methods claimed in any issued or pending claim within the Licensor Patent Rights as set forth in Schedule 4.

The license grant with respect to Technology pertaining to Miscellaneous Products is a worldwide, non-exclusive, and royalty-free right and license (with no right to sublicense) to make and have made, to use and have used, to sell and have sold, to offer for sale and have offered for sale, to export and have exported, and to import and have imported Miscellaneous Products and to practice and use the Technology applicable to Miscellaneous Products, unless otherwise set forth in this Agreement.

The Restricted R Nos. (defined below) are limited to use in any research, engineering or rolling facility of Licensee or an Affiliate of Licensee in existence as of the Effective Date, i.e., the Technology associated with those Restricted R Nos. may not be used at any other facility by Licensee or an Affiliate of Licensee or any other facility by any successor in interest of Licensee or an Affiliate of Licensee and further may not be used in any joint venture in which Licensee or an Affiliate of Licensee participates as joint venturer. For clarity, however: (i) Licensee or an Affiliate of Licensee can use the output and/or results of the Technology created using the Restricted R Nos. at Licensee’s or Affiliate’s other facilities; and (ii) License may also, on a one-time basis, move its use from that facility known prior to the Effective Date as Alcoa Technical Center and located at 100 Technical Drive, Alcoa Center, PA 15069 to another research and engineering facility (new or existing) that is one hundred percent (100%) owned by Licensee.

“Restricted R Nos.” means 1104 through 1109; and 1111.

Licensor grants to Licensee and its Affiliates a non-exclusive license, without the right to sublicense except to any joint venture in which Licensee participates as a joint venturer, to use R No. 656 in Licensee’s rolling mill facilities, such license not to include the right to use R No. 656 for Automotive Sheet Products or Commercial Transportation Products in North America.

Licensor agrees not to use, or to license, R No. 656 for the manufacture of Packaging Products in North America. Licensor further agrees not to license R No. 656 for use in ingot based mills anywhere worldwide.

Notwithstanding the foregoing: (i) Licensor may perform its obligations as the licensor pursuant to those certain agreements: (a) made by and between Alcoa Inc. and Alcoa Bohai Aluminum Industries Company Limited and dated as of January 1, 2012; and (b) made by and between Alcoa Inc. and Open Joint Stock Company Samara Metallurgical Plant (now known as Joint Stock Company Arconic SMZ), and dated as of August 22, 2006; (ii) whether Licensor retains that certain agreement made by and between Alcoa Inc. and Kobe Steel Ltd. and dated as of October 1, 2003 (“Kobe Agreement”) or the Kobe Agreement is assigned to Licensee, the party that retains or is assigned ownership of the Kobe Agreement will be able to perform its obligations as the licensor under the Kobe Agreement, including any extension or renegotiation thereof, including the right, if assigned to Licensee, to sublicense its rights for the sole purpose of performing its obligations under the Kobe Agreement; and (iv) Licensor may in any event fulfill any contractual commitments to Licensee.

For purposes of the licenses granted in connection with R No. 656, the following definitions will apply:

“Automotive Sheet Products” means materials used in a variety of components and assemblies that are utilized to construct a completed vehicle; applications include parts of the Body-in-White (BIW) structure, the closure panels (doors, hoods, fenders, deck lids and roofs), the engine compartment, the passenger compartment, the exhaust and supporting heat management systems (including brazing sheet) and miscellaneous bracketry/ reinforcements; typical alloys are the 5XXX (non-heat treatable) and 6XXX (heat treatable) alloy families; structural applications (and some closure panels) also typically include the requirement for the sheet surface to be chemically treated prior to the vehicle assembly process; and it includes automotive sheet material manufactured using both the Direct Chill Ingot manufacturing process as well using the Micromill™ alloys and process, and shall further include hot strip for supply and further production into Automotive Sheet Products. “Automotive Sheet Products” shall not include materials sold to the industrial/distribution market and potentially re-sold for non-Body-in-White (BIW) structures and non-structural purposes.

“Commercial Transportation Products” means any self-propelled or towed vehicle used on public highways or railways in interstate commerce to transport passengers or property when: 1) The vehicle has a gross vehicle weight rating or gross combination weight rating of 10,001 or more pounds; or 2) The vehicle is designed to transport more than 15 passengers, including the driver; or 3) The vehicle is used in the transportation of hazardous materials in a quantity requiring placarding under regulations issued by the Secretary of Transportation under the Hazardous Materials Transportation Act (49 U.S.C. App. 1801-1813). (49CFR350) (49CFR390). Commercial Transportation Products shall include (i) 5182 alloy consumer transportation sheet products above .025 gauge; (ii) 1xxx, 3003 and 5052 alloys consumer transportation products above .050 gauge (excluding however 1xxx, 3003 and 5052 alloys consumer transportation sheet products in 0-temper which shall have no restriction); and (iii) hot strip for supply and further production into Commercial Transportation Products.

“Packaging Products” means (A) end and tab stock, (B) can bottle stock and closure sheet, (C) food can stock, (D) lithographic sheet; (E) can body stock, (F) any re-roll, rolling ingot or other semi-finished product to produce any of the products listed in (A) through (F) and (G) closure sheet, (H) industrial sheet products in alloys 1xxx, 3003, 5052 less than or equal to .050 gauge and less than 63” wide and (I) industrial sheet products in alloy 5182 less than or equal to .025 gauge and less than 63 inches wide.

SCHEDULE 4:

LICENSOR PATENT RIGHTS; KNOW-HOW AND TRADE SECRETS

[See attached]

SCHEDULE 5:

C ALLOYS

C Alloys means certain proprietary alloys described in Schedule 4.

The license grant with respect to Technology pertaining to C Alloys is a worldwide and non-exclusive, royalty-free right and license (including the right to sublicense) to make and have made, to use and have used, to sell and have sold, to offer for sale and have offered for sale, to export and have exported, and to import and have imported the C Alloys and to practice and use the Technology applicable to the C Alloys for all purposes other than commercial truck wheels and commercial wheel hubs having carrying capacity greater than five tons and using EVERCAST alloy flow path variants.

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